Exhibit 77(C)


Lord Abbett Affiliated Fund, Inc.

Supplemental Proxy Information

(Unaudited)

A meeting of the Fund's shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the following nine (9)
Directors:

      o  E. Thayer Bigelow
      o  William H.T. Bush
      o  Robert B. Calhoun, Jr.
      o  Robert S. Dow
      o  Daria L. Foster
      o  Julie A. Hill
      o  Franklin W. Hobbs
      o  Thomas J. Neff
      o  James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                                    Votes                  Votes                Votes
      Matter                        For                    Against              Withheld      Abstentions
      ------                        ---                    -------              --------      -----------

      E. Thayer Bigelow             974,105,583.544        7,722,134.430        --            --
      William H.T. Bush             973,886,596.501        7,941,121.473        --            --
      Robert B. Calhoun, Jr.        974,440,320.817        7,387,397.157        --            --
      Robert S. Dow                 973,413,290.168        8,414,427.806        --            --
      Daria L. Foster               973,319,300.375        8,508,417.599        --            --
      Julie A. Hill                 974,180,497.446        7,647,220.528        --            --
      Franklin W. Hobbs             974,525,017.914        7,302,700.060        --            --
      Thomas J. Neff                974,185,147.703        7,642,570.271        --            --
      James L.L. Tullis             974,413,438.295        7,414,279.679        --            --